Exhibit 3.10
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
UCI GP LP LLC
A Delaware Limited Liability Company
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UCI GP LP LLC (this “Agreement”), dated as of October 20, 2006, is adopted, executed and agreed to by the Sole Member (as defined below).
     WHEREAS, Universal Compression, Inc. caused UCI GP LP LLC to be formed as a limited liability company under the laws of Delaware Limited Liability Act on October 3, 2006 and a Certificate of Formation was filed with the Secretary of State of Delaware on such date.
     WHEREAS, Universal Compression, Inc. now desires to execute this Agreement.
     1. Formation. UCI GP LP LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).
     2. Term. The Company shall have perpetual existence.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Members. Universal Compression, Inc. (the “Sole Member”) shall be the sole member of the Company.
     5. Contributions; Certificates. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000.00 in exchange for a 100% membership interest (the “Membership Interest”) in the Company. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     The Company shall deliver certificates representing the Membership Interest to which the Sole Member is entitled. Certificates representing the Membership Interest of the Company shall be in such form as shall be approved and adopted by the Sole Member and shall be numbered consecutively and entered in the records of the Company as they are issued. Each certificate shall state on the face thereof that the Company is organized under the laws of the State of Delaware, the name of the member, and the Membership Interest represented thereby. Certificates shall be signed by a Manager (as defined below) of the Company and the signature of such Manager may be a facsimile. Certificates representing the Membership Interest shall be transferable only on the records of the Company by the holder thereof in person or by his duly authorized attorney. The certificated Membership Interests in the Company described herein are governed by Article 8 of the Uniform Commercial Code, as adopted by the State of Delaware.

     6. Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.
     7. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, one or more managers (the “Managers”), who shall make all decisions and take all actions for the Company. The Sole Member shall not have the right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with respect to the engagement and compensation of the Managers. The salary or other compensation, if any, of the Managers shall be fixed by the Sole Member. The Managers may be removed as such, either with or without cause, by the Sole Member. Designation of the Manager shall not of itself create contract rights. The Sole Member hereby designates the following persons to serve as the initial Managers of the Company in accordance with the provisions of this Section 7: Ms. Pamela A. Jasinski..
     8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.
     9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).
     10. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.
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     IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Amended and Restated Limited Liability Company Agreement to be duly executed as of the 20th day of October 2006.

UNIVERSAL COMPRESSION, INC.
By:	/S/ D. BRADLEY CHILDERS
	Name:	D. Bradley Childers
	Title:	Senior Vice President and President, International Division

Location of execution:	49 Gul Road Singapore 629360